EXHIBIT 99

                               NASDAQ SYMBOL: LASE


LASERSIGHT ACQUIRES RIGHTS TO
DISPOSABLE LASIK MICROKERATOME

St. Louis, MO -- September 9, 1997 -- LaserSight Incorporated (NASDAQ: LASE) today announced it has acquired worldwide distribution rights to the Ruiz disposable microkeratome for the refractive surgery LASIK procedure. The microkeratome is the instrument used to create the corneal flap during LASIK, a laser vision correction alternative to PRK.

This disposable microkeratome was developed by Luis Antonio Ruiz, M.D. and engineer Sergio Lenchig of Bogota, Colombia. Both developed the Automated Corneal Shaper (ACS) microkeratome distributed by Chiron Vision Corporation (NASDAQ: CHIR). The disposable microkeratome component is also designed to fit the ACS control console. The ease of the disposable is evidenced by virtually no maintenance, assembly, or sterilization requirements.

"The introduction of a disposable microkeratome into the marketplace is a significant event in our industry. Refractive surgeons have expressed frustration over labor-intensive procedures resulting from set-up, cleaning, and re-assembly requirements of current microkeratomes," said Dr. Charles W. Stewart, executive vice president of LaserSight Technologies. "LaserSight is committed to fulfilling the demand in the industry for clinically effective and cost effective approaches to laser vision correction. We are already meeting this demand with our scanning excimer laser products and will continue to pursue opportunities such as the Ruiz microkeratome."

Current instruments, available both domestically and internationally, range in price from $35,000 to $65,000 with an additional per-use price of $50 to $175 for non-reusable components. The expected prices associated with the new disposable microkeratome are approximately $7,500 for the optional control console instrument and a per-use price of approximately $125 for the disposable component.

According to a recent survey by industry expert Irving Arons of Spectrum Consulting, it is estimated that 655,000 laser vision correction procedures will be performed outside the United States in 1997. It is further estimated that 40-to-45 percent of these procedures will be LASIK.

LaserSight expects to begin distribution of the microkeratome in the international marketplace through its current network of ophthalmic device distributors late this year or early next year. In the domestic market, the microkeratome is subject to 510K approval by the FDA for which an application is in process.

LaserSight has entered into a limited exclusive license agreement for United States patent #RE35421 and its foreign counterparts owned by Dr. Ruiz and Mr. Lenchig. These patents represent intellectual property for microkeratome products believed to include those products currently distributed by Chiron. LaserSight and Chiron are the only licensees to this patent.

"This license agreement, coupled with our recent patent purchases from IBM and Frederic B. Kremer, M.D. strengthens our position with regard to providing technologies for LASIK," said Michael R. Farris, president and chief executive officer of LaserSight. "The demand for LASIK continues to grow in the United States and we believe this will provide LaserSight an ongoing revenue stream complimentary to our laser technology platform."

At closing, LaserSight paid $400,000 and agreed to supply at no cost one LaserScan LSX scanning excimer laser. Six months after shipment of the disposable microkeratome product commences LaserSight will pay an additional $150,000 to the sellers with another installment of $150,000 due 12 months after the initial shipment date. LaserSight shall share equally in the gross profit with the Licensors with minimum quarterly royalties of $400,000 beginning six months after the initial shipment date. Under the arrangement gross profit is defined as the selling price less certain costs of goods and costs of sales.

LaserSight Incorporated is a holding company with operating subsidiaries engaged in the business of ophthalmic laser manufacturing and international sales, third-party managed vision care administration, ophthalmic practice management, and health and vision care consulting services.

This press release contains forward-looking statements regarding future events and future performance of the Company which involve risks and uncertainties that could materially affect actual results. Investors should refer to documents the Company files from time to time with the Securities and Exchange Commission for a description of certain factors which could cause actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.

For additional information please contact: Marti Benfield
                                           Manager, Investor Relations
                                           LaserSight Incorporated
                                           (314) 469-3220

                                           Visit us on the Internet at www.lase.
                                           com